Exhibit 99.1

MICROS Announces Stock Buyback

        COLUMBIA, Md., Nov. 23 /PRNewswire-FirstCall/ — MICROS Systems, Inc. (Nasdaq: MCRS), a leading supplier of information systems to the hospitality and retail industries, today announced that its Board of Directors has approved the repurchase of up to 1,000,000 shares of its Common Stock over the next three years. Shares will be purchased from time to time in the open market as business conditions warrant. This stock buyback will take effect upon the completion of the current three-year stock repurchase program that has been in effect since April 2002. Under the current plan, MICROS has repurchased 984,426 shares of an approved amount of 1,000,000 shares.

About MICROS Systems, Inc.

        MICROS Systems, Inc. provides enterprise applications for the hospitality and retail industries worldwide. Over 200,000 MICROS systems are currently installed in table and quick service restaurants, hotels, motels, casinos, leisure and entertainment, and retail operations in more than 130 countries, and on all seven continents. In addition, MICROS provides property management systems, central reservation and customer information solutions under the brand MICROS-Fidelio for more than 15,000 hotels worldwide, as well as point- of-sale and loss prevention products through its subsidiary Datavantage for more than 50,000 specialty retail stores worldwide. MICROS stock is traded through NASDAQ under the symbol MCRS.

SOURCE MICROS Systems, Inc.
      -0-                         11/23/2004
      /CONTACT: Peter J. Rogers, Jr., Vice President, Investor Relations of MICROS Systems, Inc., +1-443-285-8059, or progers@micros.com/
      /Web site: http://www.micros.com /
      (MCRS)

CO: MICROS Systems, Inc.
ST: Maryland
IN: CPR LEI STW
SU: